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                                                                      Exhibit 15

                         INDEPENDENT ACCOUNTANTS' REPORT

         We have reviewed the accompanying consolidated financial statements of Skynet Telematics.com, Inc. and Subsidiaries as of March 31, 2001 and for the three months then ended. These financial statements are the responsibility of the company's management.

         Another accountant reviewed the interim financial information of Netking Limited and Subsidiary and Skamp International Limited, subsidiaries of the Company, whose combined total assets as of March 31, 2001 and whose revenues for the three-months then ended which constituted substantially all of the consolidated totals.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review and the report of the other accountant, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



June 22, 2001                            By: /s/ Most Horowitz & Company, LLP
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                                         Most Horowitz & Company, LLP